SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): August 7, 2006

                            EAGLE BULK SHIPPING INC.
           (Exact name of each Registrant as specified in its Charter)

        Marshall Islands              000-51366             98-0453513
(State or other jurisdiction of   (Commission File  (IRS employer identification
 incorporation or organization)        Number)                 no.)

477 Madison Avenue                                             10022
Suite 1405                                                   (Zip Code)
New York, New York

(Address of principal executive
            offices)

(Registrant's telephone number, including area code): (212) 785-2500

Item 2.02 Results of Operations and Financial Condition.

On August 7, 2006, the Eagle Bulk Shipping Inc. (the "Company") issued a press release relating to its second quarter of 2006 results. Further, the press release also announced that the members of the Company's senior management team will host a teleconference and webcast at 8:30 a.m. ET on August 8, 2006 to discuss the second quarter 2006 results. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibit 99.1

          Eagle Bulk Shipping Inc. Reports Second Quarter 2006 Results

NEW YORK, NY, August 7, 2006 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced its results for the second quarter of 2006.

Second quarter 2006 highlights included:
----------------------------------------

     o Net Income of $9.4 million or $0.28 per share (based on a weighted average of 33,180,898 diluted shares outstanding for the quarter) on net revenues of $24.1 million.

          o Adjusting for a non-cash, non-dilutive compensation charge of $1.9 million, net income was $11.3 million or $0.34 per share.

     o EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, of $19.2 million. Please see below for a reconciliation of EBITDA to net income.

     o Dividend of $0.50 per share, paid on August 3, 2006, to shareholders of record as of July 28, 2006.

     o    Gross time charter revenue of $26.2 million.

     o Acquisition of three Supramax vessels - one on June 30, 2006, remaining two in early July 2006 bringing the fleet to 16 vessels with an average age under 6 years.

     o Successfully raised $33 million in equity to finance growth initiatives.

     o Increased revolving credit facility from $330 million to $450 million providing over $235 million in availability.

Sophocles Zoullas, Chairman and Chief Executive Officer, commented, "We are extremely pleased with our performance and free cash flow for the second quarter, which enabled us to pay a dividend to shareholders of $0.50 per share. We have now paid aggregate dividends of $2.11 per share, in just four quarters.

Mr. Zoullas continued, "At present, 97.5% of our fleet's projected 2006 earnings are covered by fixed rate time charters at an average daily rate in excess of $21,600, providing significant insulation from volatility in the dry bulk spot market as well as earnings visibility. Our amended and enhanced credit facility of $450 million lowers our overall cost of capital and currently provides us with an undrawn commitment of over $235 million. We continue to maintain one of the lowest cash break-evens in the dry bulk sector, and our recently expanded fleet and very strong capital structure positions us well to continue to make additional opportunistic investments to grow the business."

Results for the three and six months period ended June 30, 2006

For the second quarter of 2006, the Company reported net income of $9,391,736 or $0.28 per share, based on a weighted average of 33,180,988 diluted shares outstanding. Net income included a non-cash, non-dilutive compensation expense of $1,938,970. Excluding this non-cash charge, net income for the quarter was $11,330,706 or $0.34 per share.

For the six-months ended June 30, 2006, the Company reported a net income of $20,184,237 or $0.61 per share, based on a weighted average of 33,165,246 diluted shares outstanding. Excluding a non-cash, non-dilutive compensation expense of $2,691,656, net income for the six-months is $22,875,893 or $0.69 per share.

In the three-months ended June 30, 2005 the Company reported a net loss of $12,088,544 or $0.87 per share, based on a weighted average of 13,857,692 basic and diluted shares. In the quarter ended June 30, 2005, the Company recorded a non-cash, non-dilutive compensation expense of $7,640,847. In the period from January 26, 2005 (inception) to June 30, 2005 the Company reported a net loss of $12,894,757 or $0.96 per share, based on a weighted average of 13,396,154 basic and diluted shares.

Revenues

     All of the Company's revenues for the quarter ended June 30, 2006 were earned from time charters. Net revenues, for the three-month period ended June 30, 2006, of $24,105,383 includes billed time charter revenues of $26,199,776 and deductions for brokerage commissions of $1,320,894 and $773,500 in amortization of net prepaid and deferred charter revenue. Net revenues for the three-month period ended June 30, 2006 were 127% greater than net revenues for the three-month period ended June 30, 2005, primarily due to a larger fleet size as reflected by increased operating days. Net revenue, for the same three-month period ended June 30, 2005, was $10,615,879 which included time charter revenues of $11,486,411 and deductions for brokerage commissions of $665,532 and $205,000 in amortization of net prepaid and deferred charter revenue.

     Net revenues, for the six-month period ended June 30, 2006, of $47,895,435 includes billed time charter revenues of $52,247,893 and deductions for brokerage commissions of $2,641,958 and $1,710,500 in amortization of net prepaid and deferred charter revenue. Net revenue, for the period from January 26, 2005 (inception) to June 30, 2005, was $11,486,411 which included billed time charter revenues of $10,615,879 and deductions for brokerage commissions of $665,532 and $205,000 in amortization of net prepaid and deferred charter revenue. Net revenues for the six-month period ended June 30, 2006 were greater than net revenues for the period from January 26, 2005 (inception) to June 30, 2005 primarily due to a larger fleet size and to reflect the shorter operating period in 2005 as operations commenced only in April 2005.

     As is common in the shipping industry, the Company pays commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Expenses

     For the three-month period ended June 30, 2006, total vessel expenses incurred amounted to $4,919,422. These expenses included $4,584,922 in vessel operating costs and $334,500 in technical management fees. Total vessel expenses for the three-month period ended June 30, 2006 were higher than the same three-month period ended June 30, 2005 due to the increase in fleet size and corresponding increase in vessel ownership days. Total vessel expenses for the three-month period ended June 30, 2005 were $3,066,188.

     For the six-month period ended June 30, 2006, total vessel expenses incurred amounted to $9,624,419. These expenses included $8,954,919 in vessel operating costs and $669,500 in technical management fees. Total vessel expenses for the six-month period ended June 30, 2006 were higher than the period from January 26, 2005 (inception) to June 30, 2005 due to the increase in fleet size and the increase in vessel ownership days. Total vessel expenses for the period from January 26, 2005 (inception) to June 30, 2005 were $3,115,399.

     Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. With regard to vessel operating expenses, the Company has entered into technical management agreements for each of its vessels with V. Ships Management Ltd, an independent technical manager. In conjunction with management, V. Ships has established an operating expense budget for each vessel and performs the technical management of the Company's vessels. All deviations from the budgeted amounts are for the Company's account.

Depreciation and Amortization

     The cost of the Company's vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. The Company estimates the useful life of its vessels to be 28 years from the date of initial delivery from the shipyard to the original owner. Furthermore, the Company estimates the residual values of its vessels to be $150 per lightweight ton, which it believes is common in the dry bulk shipping industry. Depreciation charges will increase as the fleet is enlarged, which will also lead to an increase of ownership days.

     For the three-month period ended June 30, 2006, total depreciation and amortization expense was $4,937,661 of which amount, $4,749,665 relates to depreciation and $187,996 relates to the amortization of deferred drydocking costs. Depreciation expenses increased from the corresponding three-month period ended June 30, 2005 due to the growth in our fleet. Total depreciation expense for the three-month period ended June 30, 2005 was $2,020,572.

     Amortization of deferred financing costs for the three-month period ended June 30, 2006 is included in interest expense. These costs of $33,275 relate to the amortization of financing costs associated with our revolving credit facility. Amortization of deferred financing costs for the corresponding three-month period ended June 30, 2005 was $1,130,713 which related to the financing costs associated with the then existing term loan.

     For the six-month period ended June 30, 2006, total depreciation and amortization expense was $9,757,243 of which amount, $9,447,136 relates to depreciation and $310,107 relates to the amortization of deferred drydocking costs. Depreciation expenses increased from the corresponding period from January 26, 2005 (inception) to June 30, 2005 due to the growth in our fleet. Total depreciation expense for the period from January 26, 2005 (inception) to June 30, 2005 was $2,020,572.

     Amortization of deferred financing costs for the six-month period ended June 30, 2006 is included in interest expense. These costs of $66,225 relate to the amortization of financing costs associated with our revolving credit facility. Amortization of deferred financing costs for the corresponding period from January 26, 2005 (inception) to June 30, 2005 was $1,130,713 which related to the financing costs associated with the then existing term loan.

General and Administrative Expenses

     The Company's General and Administrative Expenses include recurring administrative costs and non-recurring formation and advisory costs. Recurring costs include onshore vessel administration related expenses such as legal and professional expenses and administrative and other expenses including payroll and expenses relating to the Company's executive officers and office staff, office rent and expenses, directors and officers insurance and directors fees and expenses. Non-recurring costs include costs relating to the formation of the Company and related advisory costs. The Company expects general and administrative expenses to increase as its fleet is expanded.

     General and Administrative Expenses for the three-month periods ended June 30, 2006 and 2005 were $1,114,024 and $663,034 respectively. The increase in such expenses was primarily due to increase in recurring administrative costs as our fleet expanded. For the three-month period ended June 30, 2006, all of our general and administrative costs were recurring in nature. For the corresponding three-month period ended June 30, 2005, recurring administrative costs amounted to $363,327. We did not incur any non-recurring costs in the three-months ended June 30, 2006. For the corresponding three-month period ended June 30, 2005, non-recurring costs amounted to $299,707.

     General and Administrative Expenses for the six-month period ended June 30, 2006 and period from January 26, 2005 (inception) to June 30, 2005 were $2,099,503 and $1,420,036 respectively. The increase in such expenses was primarily due to increase in recurring administrative costs as our fleet expanded. For the six-month period ended June 30, 2006, all of our general and administrative costs were recurring in nature. For the corresponding period from January 26, 2005 (inception) to June 30, 2005, recurring administrative costs amounted to $609,769. We did not incur any non-recurring costs in the six-months ended June 30, 2006. For the corresponding period from January 26, 2005 (inception) to June 30, 2005, non-recurring costs amounted to $810,267.

Non-Cash Compensation Expense

     For the three-month periods ended June 30, 2006 and June 30, 2005, the Company recorded non-cash compensation charges of $1,938,970 and $7,640,847 respectively. For the six-month period ended June 30, 2006 and the period from January 26, 2005 (inception) to June 30, 2005 the Company recorded a non-cash compensation charge of $2,691,656 and $7,640,847. The expense for the six-month period ended June 30, 2006 includes $2,644,623 in non-cash, non-dilutive charges relating to profits interests awarded to members of the Company's management by the Company's principal shareholder Eagle Ventures LLC, and a non-cash amount of $47,033 which relates to the fair value of the stock options granted on March 17, 2006 to certain directors of the Company under the 2005 Stock Incentive Plan.

     The profits interests dilute only the interests of the owners of Eagle Ventures LLC, and not holders of the Company's common stock. However, Generally Accepted Accounting Principles require that share-based awards to an employee of the Company by a shareholder (such as Eagle Ventures LLC) be accounted for as compensation for services provided to the Company. Consequently, the Company's income statement reflects such non-cash charges for compensation related to the profits interests in Eagle Ventures LLC.

Interest Expense

     Interest expense for the three-month period ended June 30, 2006, of $2,117,322 includes loan interest of $1,893,185 incurred on our borrowings from our revolving credit facility, commitment fees of $190,862 incurred on the unused portion of the revolving credit facility, and costs of $33,275 relating to the amortization of financing costs associated with our revolving credit facility. Interest expense for the three-month period ended June 30, 2005, was $3,233,596. These costs included loan interest costs of $1,353,306, commitment fees of $141,355, amortization charges of $1,130,713 relating to financing costs associated with the then existing term loan and the revolving credit facility, and $608,222 in interest costs associated with a Note from Eagle Ventures.

     Interest expense for the six-month period ended June 30, 2006, of $4,183,673 includes loan interest of $3,734,475 incurred on our borrowings from our revolving credit facility, commitment fees of $382,973 incurred on the unused portion of the revolving credit facility, and costs of $66,225 relating to the amortization of financing costs associated with our revolving credit facility. Interest expense for the previous period from January 26, 2005 (inception) to June 30, 2005, was $3,233,596. These costs included loan interest costs of $1,353,306, commitment fees of $141,355, amortization charges of $1,130,713 relating to financing costs associated with the then existing term loan and the revolving credit facility, and $608,222 in interest costs associated with a Note from Eagle Ventures.

     As of June 30, 2006, the Company's debt consisted of $182,400,000 drawn under its 10-year revolving credit facility. On July 3, 2006 and July 7, 2006, respectively, the Company took delivery of two Supramax class vessels, TERN and JAEGER. The Company funded the balance of the purchase price of $62,100,000 for the two vessels with a combination of proceeds from cash on hand and additional borrowings of $32,400,000 from its revolving credit facility. Following the completion of these acquisitions the Company's borrowings under the revolving credit facility stood at $214,800,000.

     The facility bears interest at LIBOR plus a margin of 0.95%. The Company also pays a commitment fee of 0.4% per annum on the unused portion of the revolving credit facility. For the three-month period ended June 30, 2006, interest rates applicable on the Company's debt ranged from 5.17% to 6.29%, including the margin. The weighted average effective interest rate was 5.30%. For the six-month period ended June 30, 2006, interest rates applicable on the Company's debt ranged from 5.17% to 6.29%, including the margin. The weighted average effective interest rate was 5.28%.

     The Company has entered into interest rate swaps to effectively convert a portion of its debt from a floating to a fixed-rate basis. The swaps are designated and qualify as cash flow hedges. Interest rate swap contracts for notional amounts of $100,000,000 and $30,000,000 were entered into in 2005. These contracts mature in September 2010. Exclusive of a margin of 0.95%, the Company will pay fixed-rate interest of 4.22% and 4.54% respectively, and receive floating-rate interest amounts based on three month LIBOR settings (for a term equal to the swaps' reset periods). The Company records the fair value of the interest rate swap as an asset or liability on the balance sheet. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, $6,027,014 has been recorded in Other Assets in the financial statements as of June 30, 2006.

     On July 6, 2006, the Company received a commitment from its current lender to increase and amend its 10-year revolving credit facility to $450,000,000 from $330,000,000. The entire $450,000,000 facility will be available for a period of six years from July 31, 2006, compared to four years remaining in the commitment period of the Company's existing facility. There are no principal repayment obligations during this initial six-year period. Over the remaining four years, the facility will reduce in semi-annual amounts of $25,000,000 with a final reduction of $250,000,000 occurring simultaneously with the last semi-annual reduction.

     We are permitted to borrow up to $15,000,000 (increased from $10,000,000 under its existing facility) at any one time for working capital purposes during an initial period of 18 months from the first draw down date, after which time our ability to borrow amounts for working capital purposes is subject to review and reapproval on an annual basis.

          The amended facility will bear interest at the rate of 0.75% to 0.85% over LIBOR (decreased from 0.95% over LIBOR under its existing facility), depending upon the amount of debt drawn as a percentage of the value of the Company's vessels. The Company will pay a commitment fee of 0.25% per annum (decreased from 0.40% under its existing facility) on the undrawn amount of the amended facility. We paid our lender an arrangement fee of $900,000 in connection with the amended credit facility.

Disclosure of Non-GAAP Financial Measures

     EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

     The Company's revolving credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended June 30, 2006 and 2005 and for the six-month period ended June 30, 2006 and the period from January 26, 2005 (inception) to June 30, 2005 respectively:

                                                                                                  Period from
                                                Three-Month     Three-Months      Six-Months      January 26
                                               ended June 30,  ended June 30,   ended June 30,  (inception) to
                                                   2006            2005             2006        June 30, 2005
                                               -------------   -------------    -------------   -------------
Net Income .................................      $9,391,736    $(12,088,544)     $20,184,237    $(12,894,757)
Interest Expense ...........................       2,117,322       3,233,596        4,183,673       3,233,596
Depreciation and Amortization ..............       4,937,661       2,020,572        9,757,243       2,020,572
Amortization of Prepaid and Deferred Revenue         773,500         205,000        1,710,500         205,000
                                               -------------   -------------    -------------   -------------
EBITDA .....................................      17,220,219      (6,629,376)      35,835,653      (7,435,589)
Adjustments for Exceptional Items:
Management and Other Fees to Affiliates (1)               --       6,175,046               --       6,175,046
Non-cash Compensation Expense (2) ..........       1,938,970       7,640,847        2,691,656       7,640,847
                                               -------------   -------------    -------------   -------------
Credit Agreement EBITDA ....................     $19,159,189      $7,186,517      $38,527,309      $6,380,304
                                               =============   =============    =============   =============

     (1)  One-time charge

     (2) Management's participation in profits interests in Eagle Ventures LLC and Options Expense

     (see Notes to our financial statements)

Liquidity and Capital Resources

     Net cash provided by operating activities during the six-month period ended June 30, 2006, was $32,993,258 compared to $1,559,570 during the same period from inception on January 26, 2005 to June 30, 2005. This increase was primarily due to cash generated from the operation of a fleet of 13 vessels for 2,297 operating days in the review period for 2006 compared to 477 operating days from 9 vessels during the corresponding review period in 2005.

     Net cash used in investing activities during the six-month period ended June 30, 2006, was $42,900,000 as the Company acquired its fourteenth vessel, KESTREL I, a Supramax class vessel and placed deposits for two additional Supramax class vessels, TERN and JAEGER, which were delivered in July 2006. Net cash used in investing activities during the corresponding period from inception on January 26, 2005 to June 30, 2005 was $302,241,893 as the Company acquired its nine initial vessels and placed deposits for two additional vessels .

     Net cash provided by financing activities during the six-month period ended June 30, 2006, was $39,927,970 as the Company borrowed $42,400,000 from its revolving credit facility, raised $33,000,000 from a private placement of its common stock, and paid $35,470,500 in dividends. Net cash provided by investing activities during the corresponding period from inception on January 26, 2005 to June 30, 2005 was $311,613,286 primarily consisting of net proceeds of $186,529,290 from the initial public offering, capital contributions of $40,843,662 and net borrowings of $88,500,000 from its credit facilities.

     As of June 30, 2006, our cash balance was $54,547,756 compared to a cash balance of $24,526,528 at December 31, 2005. In addition, $6,500,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted Cash in our financial statements as of June 30, 2006 and December 31, 2005. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to our office lease.

     The Company anticipates that its current financial resources together with cash generated from operations and, if necessary, borrowings under the amended and increased revolving credit facility will be sufficient to fund the operations of its fleet, including working capital requirements, for at least the next 12 months.

     It is the Company's intention to fund its future acquisition related capital requirements initially through borrowings under the amended and increased revolving credit facility and to repay all or a portion of such borrowings from time to time with the net proceeds of equity issuances. The Company believes that funds will be available to support its growth strategy, which involves the acquisition of additional vessels, and will allow it to pay dividends to its stockholders as contemplated by its dividend policy.

Capital Expenditures and Drydocking

     The Company's capital expenditures relate to purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities of these vessels. In addition to acquisitions that the Company may undertake in future periods, other major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

     During the three-month period ended June 30, 2006, we did not drydock any vessels. In the six-month period ended June 30, 2006, we have spent $1,464,473 on vessel drydockings and this amount is amortized to expense on a straight-line basis over the period through the date the next drydocking is scheduled to occur. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the remainder of 2006 and calendar 2007 along with the anticipated off-hire days:

       ------------------------------------------------------------------
       Quarter Ending               Off-hire Days(1)   Projected Costs(2)
       September 30, 2006........         15            $0.35 million
       December 31, 2006.........         15            $0.35 million
       March 31, 2007............         30            $0.70 million
       June 30, 2007.............         --                  --
       September 30, 2007........         30            $0.70 million
       December 31, 2007.........         15            $0.35 million
       ------------------------------------------------------------------

       (1) Actual length of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

       (2) Actual costs will vary based on various factors, including where the drydockings are actually performed.
       ------------------------------------------------------------------

Dividends

     The Company's policy is to declare quarterly dividends to stockholders in February, April, July and October in amounts that are substantially equal to its available cash from operations during the previous quarter less any cash reserves for drydocking and working capital.

     The Company's revolving credit facility permits us to pay quarterly dividends in amounts up to our quarterly earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking for the period, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, the Company may be required to obtain additional debt or equity financing which could affect its dividend policy.

     On April 14, 2006 the Company's Board of Directors declared a cash dividend for the first quarter of 2006 of $0.50 per share, based on 33,150,000 shares of common stock outstanding, payable on May 3, 2006 to all shareholders of record as of April 28, 2006. The aggregate amount of the cash dividend paid to the Company's shareholders on May 3, 2006 was $16,575,000.

     On July 18, 2006 the Company's Board of Directors declared a cash dividend for the second quarter of 2006 of $0.50 per share, based on 35,900,000 shares of common stock outstanding, payable on August 3, 2006 to all shareholders of record as of July 28, 2006. The aggregate amount of the cash dividend paid to the Company's shareholders on August 3, 2006 was $17,950,000.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

                                                                                            Period from
                                          Three Months   Three Months     Six Months     January 26, 2005
                                             ended           ended           ended        (inception) to
                                         June 30, 2006   June 30, 2005   June 30, 2006     June 30, 2005
                                         -------------   -------------   -------------     -------------
Revenues, net of commissions ........      $24,105,383     $10,615,879     $47,895,435      $10,615,879

Vessel Expenses .....................        4,919,422       3,066,188       9,624,419        3,115,399
Depreciation and Amortization .......        4,937,661       2,020,572       9,757,243        2,020,572
General and Administrative Expenses .        1,114,024         663,034       2,099,503        1,420,036
Management and Other Fees to
 Affiliates .........................               --       6,175,046              --        6,175,046
Non-cash Compensation Expense .......        1,938,970       7,640,847       2,691,656        7,640,847
                                         -------------   -------------   -------------   --------------
   Total Operating Expenses .........       12,910,077      19,565,687      24,172,821       20,371,900
                                         -------------   -------------   -------------   --------------

Operating Income/(Loss) .............       11,195,306      (8,949,808)     23,722,614       (9,756,021)

Interest Expense ....................        2,117,322       3,233,596       4,183,673        3,233,596
Interest Income .....................         (313,752)        (94,860)       (645,296)         (94,860)
                                         -------------   -------------   -------------   --------------
   Net Interest Expense .............        1,803,570       3,138,736       3,538,377        3,138,736
                                         -------------   -------------   -------------   --------------

Net Income/(Loss) ...................       $9,391,736    $(12,088,544)    $20,184,237     $(12,894,757)
                                         =============   =============   =============   ==============

Weighted Average Shares Outstanding:

Basic ...............................       33,180,220      13,857,692      33,165,193       13,396,154
Diluted .............................       33,180,898      13,857,692      33,165,246       13,396,154

Per Share Amounts:

Basic Net Income/(Loss) .............            $0.28          $(0.87)          $0.61           $(0.96)
Diluted Net Income/(Loss) ...........            $0.28          $(0.87)          $0.61           $(0.96)
Cash dividends declared and paid ....            $0.50              --           $1.07               --

Fleet Operating Days
--------------------

Ownership Days ......................            1,183             490           2,353              490
Available Days ......................            1,183             479           2,309              479
Operating Days ......................            1,181             477           2,297              477
Fleet Utilization ...................            99.9%           99.6%           99.5%            99.6%

Condensed Consolidated Balance Sheet:
-------------------------------------

                                                                   December 31,
                                                  June 30, 2006        2005
                                                  -------------   -------------
                                                   (Unaudited)

ASSETS:

Current Assets:
  Cash ........................................   $  54,547,756   $  24,526,528
  Accounts Receivable .........................         458,916         281,094
  Prepaid Charter Revenue .....................       5,983,000       8,508,000
  Prepaid Expenses ............................       1,679,846         513,145
                                                  -------------   -------------

 Total Current Assets .........................      62,669,518      33,828,767
Fixed Assets:
Advances for Vessel Acquisitions ..............       6,900,000              --
Vessels and Vessel Improvements, at cost,
 net of Accumulated Depreciation of $19,831,383
 at June 30, 2006 and $10,384,247 at
 December 31, 2005 ............................     444,134,474     417,581,610

Restricted Cash ...............................       6,624,616       6,624,616
Deferred Drydock Costs, net of Accumulated
 Amortization of $338,087 at June 30, 2006,
 and $27,980 at December 31, 2005 .............       1,548,068         393,702
Deferred Financing Costs, net of Accumulated
 Amortization of $164,290 at June 30, 2006 and
 $98,065 at December 31, 2005 .................       1,203,514       1,268,209
Other Assets ..................................       6,027,014       2,647,077
                                                  -------------   -------------

Total Assets ..................................   $ 529,107,204   $ 462,343,981
                                                  =============   =============

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable ..............................   $   4,368,281   $   1,861,145
Accrued Interest ..............................         624,412         514,631
Other Accrued Liabilities .....................         594,275         424,669
Deferred Revenue ..............................         491,500       1,306,000
Unearned Charter Hire Revenue .................       2,590,937       2,444,522
                                                  -------------   -------------

 Total Current Liabilities ....................       8,669,405       6,550,967

Long-term Debt ................................     182,400,000     140,000,000
                                                  -------------   -------------

Total Liabilities .............................     191,069,405     146,550,967
Commitment and Contingencies

Stockholders' Equity:
Preferred Stock, $.01 par value, 25,000,000
 shares authorized, none
 issued .......................................              --              --
Common stock, $.01 par value, 100,000,000
 shares authorized, 35,900,000 shares
 issued and outstanding as of June 30,
 2006 and 33,150,000 shares issued and
 outstanding as of December 31, 2005,
 respectively .................................         359,000         331,500
Additional Paid-In Capital ....................     354,945,648     320,822,037
Retained Earnings (net of cumulative
 Dividends declared of $50,131,500 at June
 30, 2006 and $14,661,000 at December 31, 2005)     (23,293,863)     (8,007,600)
Accumulated Other Comprehensive Income ........       6,027,014       2,647,077
                                                  -------------   -------------

 Total Stockholders' Equity ...................     338,037,799     315,793,014
                                                  -------------   -------------

Total Liabilities and Stockholders' Equity ....   $ 529,107,204   $ 462,343,981
                                                  =============   =============


Consolidated Statement of Cashflows
-----------------------------------
                                                                                 Period from
                                                              Six Months    January 26, 2005
                                                                ended         (inception) to
                                                            June 30, 2006      June 30, 2005
                                                            -------------      -------------
 Cash Flows from Operating Activities
 Net Income .............................................   $  20,184,237      $ (12,894,757)
 Adjustments to Reconcile Net Income
 (Loss) to Net Cash provided by (used
 in) Operating Activities:
 Items included in net income not affecting
 cash flows:
Depreciation ............................................       9,447,136          2,020,572
Amortization of Deferred Drydocking Costs ...............         310,107                 --
Amortization of Deferred Financing Costs ................          66,225          1,130,713
Amortization of Prepaid and Deferred Charter Revenue ....       1,710,500            205,000
Non-cash Compensation Expense ...........................       2,691,656          7,640,847
 Changes in Operating Assets and Liabilities:
Accounts Receivable .....................................        (177,822)           (22,034)
Prepaid Revenue .........................................              --         (1,489,000)
Prepaid Expenses ........................................      (1,166,701)          (186,373)
Accounts Payable ........................................         966,591          1,823,761
Accrued Interest ........................................         109,781            430,984
Accrued Expenses ........................................         169,606            235,775
Deferred Revenue ........................................              --            914,000
Drydocking Expenditures .................................      (1,464,473)                --
Unearned Charter Hire Revenue ...........................         146,415          1,790,082
                                                            -------------      -------------

 Net Cash Provided by/(Used in) Operating Activities ....      32,993,258         (1,599,570)
 Cash Flows from Investing Activities
Advances for Vessel Deposits ............................      (6,900,000)        (7,018,100)
Advances for Vessel Improvements ........................              --           (640,000)
Purchase of Vessels .....................................     (36,000,000)      (294,583,793)
                                                            -------------      -------------

 Net Cash Used in Investing Activities ..................     (42,900,000)      (302,241,893)

 Cash Flows from Financing Activities
Capital Contribution ....................................              --         40,843,662
Issuance of Common Stock ................................      33,000,000        201,600,000
Equity Issuance Costs ...................................              --        (13,949,161)
Bank Borrowings .........................................      42,400,000        214,450,000
Rapayment of Bank Debt ..................................              --       (125,950,000)
Increase in Restricted Cash .............................              --         (4,000,000)
Deferred Financing Costs ................................          (1,530)        (1,381,215)
Borrowings from Eagle Ventures LLC ......................              --         58,730,434
Repayment of Eagle Ventures LLC Note ....................              --        (58,730,434)
Cash Dividends ..........................................     (35,470,500)                --
                                                            -------------      -------------

 Net Cash Provided by Financing Activities ..............      39,927,970        311,613,286
 Net Increase in Cash ...................................      30,021,228         10,970,963
 Cash at Beginning of Period ............................      24,526,528                 --
                                                            -------------      -------------

 Cash at End of Period ..................................   $  54,547,756      $  10,970,963
                                                            =============      =============

 Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Fees)   $   4,007,482      $   1,671,899

The Fleet

     The Company owns and operates a fleet of 16 vessels with a combined carrying capacity of 796,663 deadweight tons and an average age of under 6 years. All of the Company's vessels are employed on time charters.

--------------------------------------------------------------------------------
                                                                     Daily Time
               Delivered to                                         Charter Hire
Vessel         Charterer           Time Charter Expiration(1)            Rate
------         ------------        --------------------------            ----
Cardinal       April 19, 2005      March 2007 to June 2007             $26,500
Condor         April 30, 2005      November 2006 to March 2007         $24,000
Falcon         April 22, 2005      February 2008 to June 2008          $20,950
Griffon        February 17, 2006   January 2007 to February 2007       $13,550
Harrier        April 21, 2005      March 2007 to June 2007             $23,750
Hawk I         April 28, 2005      March 2007 to June 2007             $23,750
Kite(2)        April 17, 2006      March 2007 to May 2007              $14,750
Osprey I(3)    September 1, 2005   May 2008 to September 2008          $21,000
Peregrine(4)   July 1, 2005        October 2006 to January 2007        $24,000
Shikra(5)      April 30, 2005      August 2006 to November 2006        $22,000
Sparrow        July 20, 2005       November 2006 to February 2007      $22,500
Merlin         October 26, 2005    October 2007 to December 2007       $24,000
Heron          December 11, 2005   December 2007 to February 2008      $24,000
Kestrel I(6)   July 1, 2006        December 2007 to April 2008         $18,750
Tern(7)        July 3, 2006        December 2007 to April 2008         $19,000
Jaeger         July 7, 2006        April 2007 to June 2007             $18,550

--------------------------------------------------------------------------------

----------
(1) The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.

(2) The initial charter on the KITE at a daily charter rate of $25,000 ended in April 2006.

(3) The charterer of the OSPREY I has an option to extend the charter period by up to 26 months at a daily time charter rate of $25,000.

(4) Upon the conclusion of the current charter the PEREGRINE commences a new time charter at $20,500 per day for 24 to 26 months.

(5) Upon conclusion of the current charter the SHIKRA commences a new time charter at $14,800 for 11 to 13 months.

(6) The charterer of the KESTREL I has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.

(7) The charterer of the TERN has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,500 per day.

     Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information


As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET tomorrow, August 8th to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-831-6291 in the U.S., or 617-213-8860 outside of the U.S., and reference participant code 43153660. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available Tuesday morning at www.eagleships.com. A telephonic replay will be available following the call until 12:00 a.m. ET on August 15th, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 95623863.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Mandelbaum & Morgan, New York
     Tel. +1 212-741-0014

----------
Source: Eagle Bulk Shipping Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 9, 2006

                                       Eagle Bulk Shipping Inc.


                                       By: /s/ Sophocles N. Zoullas
                                           ------------------------
                                           Sophocles N. Zoullas
                                           Chief Executive Officer and President

SK 25083 0001 693346